EXHIBIT 2.5

                               LEASE AGREEMENT

     THIS LEASE AGREEMENT, made by and between ONE RIVER ROAD ASSOCIATES , a Connecticut general partnership, with its offices at 16 Taylor Lane, Westport, Connecticut 06880 (hereinafter referred to as "Landlord") and ALARMGUARD, INC., whose address is 125 Frontage Road, Orange, Connecticut 06477 (hereinafter referred to as the "Tenant").

                                  WITNESSETH:

      1.(a) Premises: Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Unit I (the "Demised Premises") as defined in the Declaration of Condominium of One River Road, dated July 14, 1988 (the "Declaration of Condominium") and shown on the survey entitled "Survey & Plan of One River Road, a Condominium Common Interest Community declared by Viewpoint Company Greenwich, Conn." dated June 10, 1988 prepared by Robert A. Deval of S.E. Minor Co., Inc., which is Schedule A-3 to the said Declaration of Condominium at One River Road, Cos Cob, Connecticut which Landlord represents is a building comprising approximately 9,912 rentable square feet (including the basement/warehouse and storage rooms (hereinafter sometimes referred to as the "Demised Premises"), and as shown on Schedule "A" attached hereto and made a part hereof, together with all rights to use the Common Elements or the Common Areas and Limited Common Elements or the Limited Common Areas appurtenant to said Unit 1 in said Declaration of Condominium, but not including the area shown on Schedule A attached to this Lease designated as "Sprint Lease Area".

            The Landlord reserves all right in and to the Sprint Lease Area and the Tenant acknowledges Landlord's right to lease the Sprint Lease Area for the purpose of installation, maintenance and operation of an antenna tower to Sprint together with the right to grant a non exclusive easement for reasonable access to the source of electric and telephone service on the Demised Premises, provided Sprint does not unreasonably interfere with Tenant's use of the Demised Premises. Tenant shall not go upon the Sprint Lease Area, interfere with the Landlord's rights to said area, or share in any rent or revenue derived therefrom. The term "Condominium" shall mean the entire parcel declared as One River Road Condominium.

            (b) Tenant Improvements. Tenant shall erect, install, and construct, at its sole cost and expense, improvements to the interior of the Demised Premises, subject to Landlord's approval which shall not be unreasonably withheld. Within ninety (90) days after commencement of the term of this Lease, Tenant shall submit to Landlord plans for Tenant's improvements, such improvements to begin as soon as reasonably practicable after receipt of Landlord's approval.

      2.(a) Term and Rental: The term of this Lease shall be for a period of five (5) years commencing May 1, 1997, and terminating April 30, 2002 (the "Initial Term").
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            The annual rent for the Demised Premises shall be Twenty and 00/100
($20. 00) Dollars per square foot of rentable space in the Demised Premises. The Landlord represents that there are 9,912 rentable square feet measured from the interior of the building walls. Based upon this represented square footage, the rent calculation equals:

Lease Year              Annual Rental                 Monthly Rental
--------------------------------------------------------------------

Year 1 through and
including Year 5        $198,240.00                   $16,520.00

      All rental payments shall be payable in monthly installments as set forth above, (hereinafter the "Rent" or "Base Rent"). Said rental shall be payable on the first day of each month in advance.

            (b) Additional Rent: This Lease shall be on a triple net basis and, therefore, all additional sums, charges or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, whether or not such sums, charges or amounts are referred to as additional rental (collectively referred to as "Additional Rent").

      3.          Repairs and Maintenance:

            (a) The Landlord shall repair and maintain in good order and condition at its expense throughout the term of this Lease, the exterior and structure of the Demised Premises, including roof, parking areas and exterior structure, as well as all parts of the plumbing and electrical systems not within the Demised Premises and the Landlord shall make any repairs necessary to make all exterior doors and windows air and water tight and in a safe condition.

            (b) The Tenant shall repair and maintain in good order and condition the interior of said Demised Premises, including all glass in windows, doors or skylights, heating, plumbing, electrical and air conditioning systems which are within or on the Leased Premises. The Tenant agrees to keep both sides of all outside glass areas in a neat and clean condition, and to store all trash and garbage within the Demised Premises.

            (c) From the Commencement Date through the end of the fifth year of the Lease, Tenant will repair and maintain any plumbing, HVAC and electrical systems in the Demised Premises and Tenant shall be liable for the cost of said repairs up to $500.00 per repair to the plumbing or electrical systems and up to $750.00 per repair to the heating, ventilation and air-conditioning system ("HVAC"). Any repair to the electrical or plumbing systems in excess of $500.00 (or $750.00 in the case of HVAC) ("Excess Repair") will be at the expense of the Landlord, except if due to Tenant's willful or negligent acts. Tenant will be responsible for the repair of all glass in the building, except if the damage is due to Landlord's willful or negligent acts.


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                  Tenant shall, prior to having any Excess Repair commenced, obtain the consent of Landlord, which should not be unreasonably withheld unless Landlord is able to have said repair completed at a lower cost.

                  Upon approval and completion of the Excess Repair, Tenant shall invoice Landlord for the cost of any such repair in excess of the amounts stated in this paragraph together with copies of invoices received by Tenant for such repairs and Landlord shall promptly remit such excess amounts to Tenant.

      4. Tenant agrees to pay as provided below, as additional rent, Tenant's proportionate share of all reasonable costs and expenses of every kind and nature as may be paid or incurred by Landlord by common charge, which common charge for the Demised Premises is defined as 50% of the total common charges for the Common Interest Community known as One River Road, pursuant to the Condominium Declaration and By-laws during the Lease Term in operating, managing, insuring, equipping, lighting, repairing, replacing and maintaining the "Common Areas" and "Limited Common Areas" and in providing such security protection and fire protection for the Demised Premises as Landlord reasonably deems necessary. The term "Common Areas" and "Limited Common Areas" shall mean those areas and facilities defined as "Common Elements" and "Limited Common Elements" in the Declaration of Condominium and includes generally, those areas furnished by Landlord for the exclusive or non-exclusive general common use of unit owners and other occupants of the Condominium, their agents, officers, employees, and customers including, (without limitation), all parking areas, access roads, driveways, delivery passages, sidewalks, ramps, landscaped and planted areas, retaining walls, stairways and lighting facilities. Such cost and expenses shall include, but shall not be limited to: general cleaning of the parking and driveway area, cleaning and repair of sidewalks, curbs, stairways, maintenance and repair of the landscaping and the irrigation systems, maintenance and repair of the Condominium and Demised Premises signs and the directional signs, the lighting systems in the parking and walkway areas, storm drainage and sanitary sewer systems, trash disposal or other utility systems, the cost of water service, the cost of electricity for lighting in the public areas; the reasonable wages and related payroll costs of personnel employed by Landlord or Condominium Association to implement such services, to the extent that such services are actually provided by such personnel to the Condominium; premiums for Landlord's public liability, property damage, "all risk" fire and extended coverage insurance for the entire Condominium, as well as flood insurance, and all buildings and improvements therein; personal property taxes of Landlord that relate to the common areas; fees, licenses and permits required to be obtained by Landlord for the Condominium; supplies, and all property taxes or assessments levied or assessed against the Demised Premises and the limited common elements appurtenant thereto. Landlord represents to Tenant that such Common Charges for each of the past four (4) years have been: $2,500.00, $3,000.00, $3,500.00 and $3,500.00 and Landlord does not know of any reason why Common Charges for the term of this Lease should significantly exceed such amounts.


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      Tenant will be responsible for its proportionate share of all common charge expenses or assessments for repairs to the Common Areas up to $500.00 per repair, except if due to Tenant's willful or negligent acts.

      Landlord shall not be liable in damages or otherwise for any failure or interruption of any common area services being furnished the Condominium, which failure or interruption is not the result of Landlord's negligence or willful wrongdoing, and no such failure or interruption, except as provided in Section 16A of this Lease, shall entitle Tenant to terminate this Lease. Notwithstanding the foregoing, Tenant shall however be entitled to a rent abatement pro rata corresponding to the time during which and the extent to which it is unable to operate its business as normally operated because of such failure or interruption of Common Area Service for thirty (30) days or more.

      5     Fixtures and Alterations:

            (a) The Tenant shall have the right to install any lighting fixtures or other trade fixtures or equipment, and may at its expense at any time, repair or redecorate the Demised Premises and may install movable partitions. The Tenant shall make no structural changes or alterations to the Demised Premises, unless prior written approval from the Landlord is obtained, which shall not be unreasonably withheld.

            (b) Upon expiration or sooner termination hereof, the Tenant may remove any lighting fixtures, trade fixtures, partitions or other equipment installed by it in the Demised Premises, but the Tenant shall make any repairs, structural and nonstructural, to the Demised Premises necessitated by such removal in order to restore the Premises to good repair and the original condition of the Demised Premises.

      6. Parking Areas and Common Facilities: Except as provided in this Lease, the Tenant, its customers, employees, and all those having business with it, shall have the right to use, in common with others, all parking areas, walks, approaches, entrances, exists, roadways and service roads. The Tenant shall use reasonable diligence to cause all of its employees to park their motor vehicles within areas designated in the Declaration of Condominium as parking spaces allocated to Unit 1. Tenant shall conform to all reasonable and uniform rules and regulations which the Condominium Association may make in the management and use of the parking areas and common facilities of the Condominium, provided that a copy thereof shall have been delivered to it by Landlord, and provided also that such rules shall be applicable to all other tenants in the Condominium.

      Landlord will provide Tenant with the 25 reserved parking spaces as set forth in the Declaration of Condominium.

      7. Uses: Tenant shall use the Demised Premises for the conduct thereon of a security (burglar and fire) alarm business. Landlord represents that such use is in conformity with all applicable zoning and other laws, rules and ordinances.


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      8. Utilities: The Tenant shall pay for all electric, water, fuel oil, gas, heat and telephone charges incurred by it in Demised Premises. The Tenant shall have access at all times to all utility systems and meters which serve the Demised Premises. In the event annual sewer rents are charged, Tenant shall pay, as additional rent, its pro rata share of any such sewer use charges. A pro rata adjustment shall be made for any sewer use charges levied during the year the Lease terminates. Tenant will pay for all utilities in conjunction with its use of the Demised Premises. Landlord shall be responsible for having electric, water, fuel oil, gas and telephone service provided to the Demised Premises during the term of this Lease to the extent the same are currently servicing the Demised Premises.

      9.    Covenants by Tenants:

            (a) To pay when due the said rent at the time and in the manner set forth in this Lease, including any additional rent.

            (b) To procure any licenses and permits required for any use made of said Demised Premises by Tenant; and upon the expiration or termination of this Lease, to remove its goods and effects and those of all persons claiming under it and to yield up peaceable to Landlord the Demised Premises in good order, repair and conditions in all respects, damaged by fire, taking, casualty, structural defects and reasonable wear and tear only accepted.

            (c) Not to make any use of the Demised Premises which is improper, offensive or contrary to any law or ordinance; nor to permit any act or thing to be done on the Demised Premises which shall constitute a nuisance or which Tenant may reasonably determine may make void or voidable any insurance on said Premises or the building of which they are a part, and to pay any increased or extra premium payable for any such insurance resulting from any act done by Tenant.

            (d) To pay promptly when due the entire cost of any work to the Demised Premises undertaken by Tenant so that said Premises shall at all times be free of liens for labor and materials; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and to save Landlord harmless and indemnify Landlord from any and all injury, loss, claim or damage to any person or property occasioned by or arising out of such work.

      10.   Liability and Indemnity:

            (a) Indemnity by Tenant. Tenant shall indemnify, hold harmless and defend Landlord from and against any and all claims, actions, damages, liability and expense, proven in a court of competent jurisdiction, including, but not limited to, attorney's and other professional fees, in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by Tenant of the Demised Premises or any part thereof or any other part of the Condominium, occasioned wholly or in part by any act or omission of Tenant, its officers, agents, contractors, employees or invitees, so long as Landlord is not contributorily negligent or strictly liable in connection with any and all claims, actions damages, liability and expense.

            (b) Landlord Not Responsible for Acts of Others. Except with respect to Landlord's warranty as to Quiet Enjoyment set forth in Section 15 of this Lease, Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of persons occupying space adjoining the Demised Premises or any part of the premises adjacent to or connecting with the Demised Premises or any other part of the Condominium, or otherwise, or for any loss or damage resulting to Tenant, or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stoppage or leaking of electrical cable and wires, and water, gas, sewer or steam pipes, so long as Landlord is not negligent or strictly liable for any such damage.

            (c) Tenant's Insurance. At all times after the execution of this Lease, Tenant will carry and maintain, at its expense, a non-deductible:

                  (i) public liability insurance, including, but not limited to, insurance against assumed or contractual liability under this Lease, with respect to the Demised Premises, to afford protection with limits, for each occurrence, of not less than Two Million ($2,000,000.00) Dollars with respect to personal injury or death, and One Million ($1,000,000.00) Dollars with respect to building property damage (without co-insurance and with replacement value coverage);

                  (ii) all-risk property and casualty insurance, written at replacement cost value and with replacement cost endorsement, covering all of Tenant's personal property in the Premises (including, without limitation, inventory, trade fixtures, floor covering, furniture and other property removable by Tenant under the provisions of this Lease) and all leasehold improvements installed in the Demised Premises by or on behalf of Tenant; and

                  (iii) flood insurance in an amount not less than $500,000.00;

                  (iv) if and to the extent required by law, workmen's compensation or similar insurance in form and amounts required by law.

                  (v) Tenant, at its sole cost and expense, shall, from and after the date of the execution of this Lease, keep the Demised Premises, or the building of which the Demised Premises are a part, as the case may be, insured against loss or damage by fire and any of the casualties included in the extended coverage or supplementary contract endorsements, in an amount not less than full replacement cost without co-insurance with an insurer reasonably acceptable to Tenant.

            (d) All policies required to be obtained by Tenant hereunder shall name the Landlord as an additional insured and shall provide that insured agrees that such policy shall not be canceled except after thirty (30) days' prior notice to Landlord.

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      11. Assignment and Sublease: Tenant shall not assign this Lease, or sublet the Demised Premises without obtaining the prior written consent of the Landlord, which consent shall not unreasonably be withheld and further provided assignee or subtenant is of equal or greater financial strength as Tenant and provided the proposed assignee or subtenant's business is of good reputation.
The assignee or subtenant will be deemed to be of equal or greater financial strength as Tenant if assignee or subtenant has a net worth and net income equal or greater than Tenant as set forth in Tenants audited financial statements dated September 30, 1996.

      12. Signs: Tenants shall not erect, maintain or place any signs or fixtures on the exterior of the Demised Premises unless it has received prior written permission from the Landlord for the erection of such sign, which shall not be reasonably withheld.

      13. Waiver of Subrogation: Both Landlord and Tenant hereby release the other from any and all liability or responsibility (to others or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, any one from whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only with respect to loss or damages occurring during such time as the releasor's policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Both Landlord and Tenant agree that their policies will include such a clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be chargeable therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated so to do.

      14. Damage: If the Demised Premises, or the building in which it forms a part, is partially damaged by fire or other casualty not caused by negligence or willful act or omission of Tenant, which damage substantially impairs Tenant's ability to carry on its business, and such damage can be repaired within 90 days of the date of such occurrence, this Lease shall remain in full force and effect, and the Landlord shall promptly repair such damage at its expense, and in that event, there shall be a proportionate abatement of rent for so much of the Demised Premises as are reasonably agreed to by Landlord and Tenant as unusable by Tenant in its day-to-day business during the period of repair or restoration. If in the opinion of a registered architect or engineer appointed by mutual agreement of the Landlord and Tenant, the Demised Premises are damaged by fire or other casualty, as aforesaid, to such an extent as to make them totally unusable by the Tenant in its day-to-day business for a period of ninety
(90) days or more from the date of such occurrence, and such damage cannot be repaired or the Premises restored within said time, this Lease shall terminate at the option of either party upon the written notice given within thirty (30) days after such occurrence. If fifty (50%) percent or more of the building of which the Demised Premises form a part are damaged by fire or other casualty, as aforesaid, to such extent that the same cannot, in the opinion of such an architect or engineer, be repaired or restored within ninety (90) days of the date of such occurrence, this Lease may be canceled at the option of either party upon thirty (30) days

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written notice from the date of such occurrence, even though the Demised
Premises occupied by the Tenant have not become untenantable, and there shall be an adjustment of rent to said date of termination. In addition, there shall be no obligation upon the part of Landlord to repair or rebuild during the last year of the term of this Lease, provided Landlord shall notify Tenant of it decision not to rebuild or repair during such last year within thirty (30) days of the occurrence of such an event, at which time this Lease shall terminate. In no such circumstance shall rent be payable after the period from the date of the occurrence to the date of termination. Landlord's obligation to repair or rebuild pursuant to this Paragraph shall be limited to the basic building (including wiring, plumbing and HVAC systems as they were prior to the casualty loss) and replacement of any interior work which may have originally been installed at Landlord's cost.

      15. Quiet Enjoyment: Landlord covenants and agrees with Tenant that it has good right to lease said Demised Premises, and upon Tenant paying the Rent, Additional Rent and observing and performing all the terms, covenants and conditions, on Tenant's part to be observed and performed, Tenant may peaceably and quietly have, hold, occupy and enjoy the Demised Premises and all said common facilities of the Condominium without hindrance or molestation.

      16. Default by Tenant: Upon Tenant's failure to pay any installment of rent or Additional Rent when due or if Tenant shall fail to observe and perform any of the other conditions, agreements, or provisions of this Lease in any material respect, it shall be lawful thereupon, after ten (10) days' written notice stating the event or nature of the default, and without any legal process (unless Tenant shall have remedied the failure within said ten (10) days period or for defaults other than non-payment of rent or Additional Rent shall have commenced in good faith within said ten (10) day period to remedy said failure and diligently continues thereafter until said failure is remedied) for Landlord to re-enter and repossess the Leased Premises, to remove all persons therefrom and to take exclusive possession of and remove all property therefrom, and any and all rights of Tenant as a tenant shall, at Landlord's option, immediately cease and terminate. The failure on the part of the Landlord to re-enter or repossess the Premises, or to exercise any of its rights hereunder upon any default, shall not be deemed a waiver of any of the terms and conditions of this Lease, and shall not preclude said Landlord from the exercise of any of such rights upon any subsequent occurring default or defaults.

      If Tenant shall fail to pay Rent or Additional Rent within ten (10) days after same is due, Tenant shall also be obligated to pay a late fee equal to three (3%) percent of the Rent and/or Additional Rent due.

      16.(a) Default by Landlord: Upon Landlord's failure to observe and perform any of the material conditions, agreements, or provisions of this Lease, which materially affect the Tenant's quiet enjoyment of the Premises, this Lease shall terminate after ten (10) days' written notice stating the event or nature of the default, (unless Landlord shall have remedied the failure within said ten (10) days period or for defaults which may not be remedied within such a ten (10) day period, shall have commenced in good faith within said ten (10) day period to remedy said failure and diligently continues thereafter until said failure is remedied) and, and any and all obligations of Tenant as a


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tenant shall immediately cease and terminate, except for payment of Rent or
Additional Rent due prior to said default.

            The failure on the part of the Tenant to exercise any of its rights hereunder upon any default, shall not be deemed a waiver of any rights of Tenant to exercise any such rights upon any subsequent occurring default or defaults.

      17. Reservations by Landlord: Landlord expressly reserves the following rights:

            (a) to enter said Leased Premises at any time to examine or to make such repairs, additions or alterations as it may deem necessary for the safety, improvement or preservation thereof, or of said building, but Landlord assumes no obligation to make repairs by virtue of this reservation, provided that, except in the case of an emergency, Landlord's entry shall be at reasonable times and upon reasonable notice;

            (b) during or after the time Tenant abandons or vacates the Demised Premises or otherwise defaults hereunder, to enter and decorate, remodel, repair, alter or otherwise prepare the Demised Premises for re-occupancy. The exercise of any reserved right by Landlord shall never be deemed an eviction or disturbance of Tenant's use and possession of the Demised Premises and shall never render Landlord liable in any manner to Tenant or to any person.

      18. Eminent Domain: If the whole or any part of the floor area of the Demised Premises shall be taken under the power of eminent domain, this Lease shall terminate as to the part so taken on the date Tenant is required to yield possession thereof to the condemning authority. Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition and all Rent (other than any Additional Rental due Landlord by reason of Tenant's failure to perform any of its obligations hereunder) shall be reduced in the same proportion as the portion of the floor area of the Demised Premises so taken bears to Tenant's total floor area. If the aforementioned taking renders the remainder of the Demised Premises unsuitable for the permitted use, either party may terminate this Lease as of the date when Tenant is required to yield possession by giving notice to that effect within thirty
(30) days after such date. If twenty (20%) percent or more of the Demised Premises Floor Area is taken as aforesaid, or if parking spaces in the Condominium assigned to the Demised Premises are so taken thereby substantially reducing the number of parking spaces, and Landlord does not deem it reasonably feasible to or does not, within thirty (30) days after such taking, replace such parking spaces with other parking spaces on the portion of the Condominium not taken, then Tenant may elect to terminate this Lease as of the date on which possession thereof is required to be yielded to the condemning authority, by giving notice of such election within ninety (90) days after such date. If any notice of termination is given pursuant to this Section, this Lease and the rights and obligations of the parties hereunder shall cease as of the date of such notice and Rent (other than any Additional Rental due Landlord by reason of Tenant's failure to perform any of its obligations hereunder) shall be adjusted as of the date of such termination.


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      19.   Real Estate Taxes:

            (a) The expression "Real Estate Taxes" shall mean all ad valorem taxes and betterment assessments, water and sewer use charges, where applicable, imposed or assessed upon or against the real estate constituting the Demised Premises, Common Areas or Limited Common Areas of the Condominium (or any portion thereof) by any public authority having jurisdiction, or any property taxes assessed in lieu of such, except only that if any betterment assessment, water or sewer use charge is payable in installments, the Real Estate Taxes for any year shall include only such installments of such betterment assessment, water and sewer use charge, and interest thereon, as is allocable to said year. If Landlord shall have the right to elect the period over which any betterment assessment is payable, Landlord agrees to elect the longest period of time available. Real Estate Taxes shall not include any income, excess profit, estate, inheritance, succession, transfer, franchise, capital or other tax or assessment upon landlord or upon the rentals payable under s Lease, all of which shall be the obligation of Landlord; provided, however, that if any time during the Lease term the methods of taxation prevailing at the execution of this Lease shall be altered so that in lieu of or as a substitute for or in addition to the whole or any part of the taxes levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord from the Demised Premises or any portion thereof, or (iii) a tax or license fee imposed upon Landlord which is otherwise measured by or based in whole or in part upon the Demised Premises or any portion thereof, then the same shall be included in the computation of Real Estate Taxes hereunder, computed as if the amount of such tax or fee so payable were that due if the Demised Premises were the only property of Landlord subject thereto.

            (b) The Tenant shall pay to the Landlord as "Additional Rent" all real estate taxes due on the Demised Premises, its proportionate share of Limited Common Elements and Common Elements, less the amount attributable to the Sprint Lease Area, during the terms of this Lease, pro rated for partial years. The Landlord shall bill the Tenant's semi-annually on July 1 and January 1 of each year, based on the Tenant's annual share of Real Estate Taxes, which payment shall be due within fifteen (15) days of said billing.

            (c) Tenant shall also pay any and all water or sewer charges assessed against the Demised Premises (not including hook-up charges).

      20.   Subordination:

            (a) Tenant's Notice of Intent to Cancel. Tenant shall, upon the request of the Landlord in writing, subordinate this Lease and the lien hereof to the lien of any present or future mortgage or mortgages upon the Demised Premises or any property of which the Demised Premises are a part irrespective of the time of execution or the time of recording of any such mortgage or mortgages, provided that the holder of any such mortgage shall enter into a written agreement with Tenant to the effect that in the event of foreclosure or other action taken under the mortgage by the holder thereof, this Lease and the rights of the Tenant hereunder shall not be disturbed but shall


                                      -10-
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continue in full force and effect as long as Tenant shall not be in default hereunder. The word "mortgage" as used herein includes mortgages, deeds or trust or other similar instruments, and modifications, extension renewals and replacements thereof, and any, and all advances thereunder.

            (b) Anything herein to the contrary notwithstanding, the Tenant shall not elect to exercise any right or option to cancel and terminate this Lease for any default by the Landlord without having first given any assignee of the rents hereunder or mortgagee of the Demised Premises prior written notice of its election to so cancel and terminate, and the assignee and/or mortgagee, their successors and assigns, shall have the same period of time as would be applicable to Landlord after the receipt of such notice in which to remedy or have remedied any default of the Landlord and thereby void Tenant's election to cancel and terminate this Lease. No such notice shall extend Landlord's time to remedy any such default, however.

      21. Renewal Option: The Tenant shall have an option to renew the term of this Lease for an additional five (5) years at the expiration of the Initial Term; provided however, that the Tenant is not in default hereunder and gives Landlord notice in writing, at least ninety (90) days prior to the expiration of the Initial Term (the "Option Term"). The terms and conditions of the Lease during the Option Term shall be the same as set forth herein, except that the rental charged hereunder shall be equal to the Annual Rent payable in the fifth year of this Lease, modified by the change in the Consumer Price Index for Urban Wage Earners in metropolitan New York from May 1, 1997 to the end of the Lease term or upon a comparable index if the above index no longer exists.

      22. Grace Period: In any case where either party hereto is required to do any act, the time of the performance thereof shall be extended by a period equal to any delay caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials, or equipment, government regulation or any other causes beyond such party's reasonable control, whether such time be designated by affixed date, a fixed time or a "reasonable time".

      23. Hazardous Waste: The Tenant hereby irrevocably and unconditionally agrees to indemnify and hold the Landlord harmless, at all times, from and against all liabilities, claims, liens, losses, costs, damages and expenses, including but not limited to, attorney's fees incurred by the Landlord, claim paid, whether as a result of final judgment or in the settlement of contested claims, which the Landlord, may incur, sustain or be liable for, directly or indirectly, in connection with the exercise by the Connecticut Department of Environmental ("DEP") Protection of any rights it may now or hereafter be entitled to exercise with respect to Public Act 85-443, or any amendment or modification thereof, and for any other matter arising directly or indirectly as a result of said act including, but not limited to, the removal of any "Hazardous Waste" as defined in the Connecticut General Statutes whether or not ordered by the State of Connecticut Department of Environmental Protection, and injuries or damage suffered by third parties, as the result of discharge of oil, petroleum liquids or other hazardous waste by the Tenant, provided however, that Landlord shall give prompt notice to Tenant of any such claim and shall allow the Tenant to defend any such claim. The Landlord may require the Tenant to post a bond in favor of the Landlord in an amount sufficient


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

to indemnify the Landlord under this Paragraph, the amount of said bond to be determined by the Landlord. Failure of the Tenant to post said bond when required by the Landlord shall be a default under the Lease. The provision of this Paragraph shall be binding on the Tenant, its successors and assigns, and inure to the benefit of the Landlord, its successors and assigns. Nothing contained in this Paragraph shall limit the rights and obligations of the parties under any other part of this Lease. Landlord hereby represents that it has no knowledge of any violations of environmental laws on the Demised Premises and it has not received any notices of violations of environmental laws from DEP or any other governmental agency. Landlord acknowledges that there is an abandoned petroleum product storage tank buried within the Condominium.

      Landlord shall indemnify, defend and hold Tenant harmless from and against any loss, cost, damages or expense arising out of any claim or action alleging facts which would indicate that any of the contents of such tank may have leaked into the surrounding area or that there may have been any spill of petroleum products or other hazardous substances prior to the commencement of the term of this Lease or during the term of this Lease by Landlord, Sprint or any invitee or licensee of Landlord. In the case of a claim or action against the Tenant as a result of any leakage or spill from said underground petroleum tank, the Tenant may require Landlord to post a bond in favor of Tenant in an amount sufficient to indemnify Tenant under this paragraph, the amount of said bond to be determined by an environmental engineering firm selected by Landlord. If Tenant shall disagree with the amount of the bond set by Landlord's environmental engineering firm, Tenant shall be entitled to select, at its sole cost of expense, a qualified licensed environmental engineering firm to recommend a bond amount based upon its analysis of the potential cost to Tenant under this indemnity provision. If the Landlord's and Tenant's environmental engineering firms cannot agree on a proposed bond based upon the potential cost of indemnity hereunder, then each firm shall select a third environmental engineering firm and the proposed bond amount recommended by the third environmental engineering firm shall be binding upon Tenant and Landlord. The provisions of this Paragraph shall be binding upon Landlord and its successors and assigns and inure to the benefit of Tenant and its successor and assigns.

      24. Recorded Notice of Lease: Upon the execution of this Lease, the parties hereto shall execute a "Notice of Lease" for recording purposes, which notice shall be duly witnessed and acknowledged. Said notice shall set forth the name of the Landlord and Tenant, the term of the Lease and renewal option, if any, a description of the Demised Premises and the office in which the Lease may be examined and referred to for other terms and conditions.

      25. Notices: Any notice required to be given hereunder shall be deemed duly given if mailed in any post office by registered or certified mail, addressed to the Landlord at 16 Taylor Lane, Westport, Connecticut 06880, and addressed to the Tenant at c/o Alarmguard, 125 Frontage Road, Orange, Connecticut 06477, Attention: Russell R. MacDonnell, or at such other address as either party may give to the other in writing, in accordance with this Section.

      26. Succession: Except as otherwise provided herein, terms and provision of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns respectively, of Landlord and Tenant.

      27. Security Deposit: Tenant shall pay to Landlord the sum of Twenty Four Thousand Seven Hundred Eighty and 00/100 ($24,780.00) Dollars as the Security Deposit. Said "Security Deposit" shall be held by Landlord in an escrow or trust account and shall be promptly repaid to Tenant upon termination of the term of this Lease except in the event of termination due to Tenant's default and except as needed to repair damage caused by Tenant or for sums due Landlord from Tenant upon termination of this Lease.

      28. Tenant Fit-Up: Landlord shall give Tenant an allowance for fit-up of the Demised Premises in the amount of Sixty Five Thousand and 00/1 00 ($65,000.00) Dollars. Said allowance shall be credited against Tenant's monthly rent over the first twelve (12) months, which credit shall equal Five Thousand Four Hundred Sixteen and 67/100 ($5,416.67) Dollars per month. Tenant fit-up shall be for work reasonably necessary for the operation of the business and proposed use of the building based upon plans to be submitted by Tenant to Landlord and subject to Landlord's prior approval. Tenant or its agents shall have all work performed and shall deliver absolute lien waivers to Landlord prior to commencing work and shall keep the Demised Premises free of all liens. The obligation of Tenant to begin rent payments hereunder shall start on the commencement date set forth in Section 2(a), regardless of whether Tenant has completed said improvements or not.

      29. Notwithstanding anything stated herein to the contrary, M. Walter Levine shall have a period of ninety (90) days from the commencement of this Lease, without payment of rent or other charges by M. Walter Levine for said space, to utilize his existing office and secretarial area outside his office to conduct his business without interference to or from Tenant. M. Walter Levine shall vacate this space within ninety (90) days of Lease Commencement. The Tenant shall not have any reduction in Rent or Additional Rent for its being unable to use this office space for said ninety (90) days.

            IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal this 30th day of April, 1997.

Signed, Sealed and Delivered                    ONE RIVER ROAD
In the Presence of:                             ASSOCIATES


/S/ Scott M. Gerrard                              BY: /s/ Steven Levine
    ------------------                            -----------------------

/S/ Mark Sandler                                        Steven Levine
    ------------------                                  Its Partner
                                                        Duly Authorized

                                                ALARMGUARD, INC.

/S/ Scott M. Gerard                                BY: /s/ Russell R. MacDonnell
    ------------------                             --------------------------
/S/ Tracy B. Ambler                                     Russell R. MacDonnell
    ------------------                                  Its Chairman
                                                        Duly Authorized

STATE OF CONNECTICUT          )
                              ) ss Greenwich.                     April 30, 1997
COUNTY OF FAIRFIELD           )

      On this the 30th day of April, 1997, before me, Tracy B. Ambler , the undersigned officer, personally appeared, Russell R. MacDonnell, who acknowledged himself to be the Chairman of ALARM GUARD, INC., a corporation, and that he as such Chairman, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as such Chairman.

      IN WITNESS WHEREOF, I hereunto set my hand.

                                              /s/ Tracy B. Ambler
                                              -------------------------------
                                              Commissioner of the Superior Court

STATE OF CONNECTICUT          )
                              )  ss Greenwich                    April 30, 1997
COUNTY OF FAIRFIELD           )

     On this the 30th day of April, 1997, before me, Scott M. Gerard, the undersigned officer, personally appeared, Steven Levine, who acknowledged himself to be the general partner of One River Road Associates., a Connecticut partnership, and that he as such general partner, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the partnership by himself as such general partner.

      IN WITNESS WHEREOF, I hereunto set my hand.

                                          ----------------------------------
                                          Commissioner of the Superior Court


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